CONSULTING AGREEMENT


               THIS AGREEMENT made as of the 10th day of March, 1999.


B E T W E E N:


                           MAST HOLDING (BERMUDA) LTD.
               a corporation subsisting under the laws of Bermuda

                         (hereinafter called the "Mast")

                                                              OF THE FIRST PART;



                                     - and -



                           MICROMEM TECHNOLOGIES INC.
                    (formerly, Avanticorp International Inc.)
              a corporation incorporated under the laws of Ontario

                     (hereinafter called the "Corporation")



                                                             OF THE SECOND PART;

        NOW THEREFORE THIS AGREEMENT WITNESSES that for good and valuable consideration (the receipt and sufficiency whereof are hereby acknowledged by both of the parties hereto), it is agreed by and between the parties hereto as follows:

1.      Retainer of Mast
        ----------------

        Subject to the terms and conditions of this agreement, the Corporation hereby retains Mast, and Mast hereby agrees, to: (i) provide to the Corporation the services further described in section 2 hereof; and (ii) arrange for Robert Patterson ("Patterson") to serve as a director and President of the Corporation; all during the period commencing March 9, 1999 through to March 10, 2000.


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2.      Duties
        ------

        Mast and Patterson shall report to the Board of Directors (the "Board") of the Corporation and Mast and Patterson shall perform such duties as may from time to time be determined by or as may be assigned to them by the Board within the scope of the following duties:

        i. Patterson shall serve as the President and Chief Executive Officer of the Corporation under the terms of this agreement;
        ii. Patterson shall oversee the research and development of the MAGRAM TM technology owned and licensed by the Corporation's subsidiary, Pageant Technologies Incorporated ("MAGRAM") and assist and advise the Corporation's board of directors and senior management in negotiations with prospective purchasers, manufacturers and licensees of the Corporation's MAGRAM TM technology;
        iii. Mast and Patterson shall oversee the sale, licensing and exploitation of MAGRAM; and
        iv. Such other services and work upon which the parties may mutually agree.

3.      Service
        -------

        During the term of this agreement, Mast shall faithfully serve the Corporation and shall use its best efforts to promote the interests of the Corporation and shall devote such portion of Robert Patterson's working time to the business and affairs of the Corporation as Mast shall deem necessary to carry out the responsibilities of Mast and Robert Patterson as required under this agreement.

4.      Termination of Agreement
        ------------------------

        (a) This agreement, unless it is extended by mutual written agreement between the parties, shall terminate on March 9, 2000 provided that this agreement may be earlier terminated by the Corporation, without notice, for cause. This agreement shall also terminate upon the death or disability of Robert Patterson. Robert
               Patterson shall be deemed to be disabled in the event that he should be unable to perform his functions hereunder by reason of physical incapacity, mental disease or affliction for any two weeks in any twelve month period.

        (b) The Corporation may terminate this contract without notice or without cause at any time by paying Mast the full present value of the fees otherwise payable hereunder during the balance of the term of this agreement.

5.      Results of Termination
        ----------------------

        Upon the occurrence of any of the events described in paragraph 4, this agreement and the retainer of Mast hereunder shall be wholly terminated, with the exception of paragraphs 8 through 13 inclusive and the clauses specifically contemplated to continue in


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full  force and  effect  beyond  termination  of this  agreement.  Upon any such termination, neither Mast nor Robert Patterson shall have any claim against the Corporation for damages or otherwise arising out of or in respect of this agreement except for payments required to be made hereunder.

6.      Remuneration
        ------------

        As remuneration for the services to be rendered by Mast to the Corporation hereunder, the Corporation shall pay Mast a fee which shall be payable on the last day of every quarter during the term of this agreement, at the option of the Corporation either:

        i. through the issuance to Mast for a number of fully paid and non-assessable common shares of the Corporation (the "Incentive Shares") equal to 0.3125% of the simple average of the number of common shares of the Corporation that were outstanding on the last day of each of the three months of the quarter in respect of which the Incentive Shares are issued (the "Average Outstanding"); or

        ii. through payment by certified cheque or bank draft for an amount equal to 0.3125% of the Average Outstanding multiplied by the simple average of the close price of the common shares of the Corporation on the stock exchange or trading market where the common shares of the Corporation are traded from time to time on each day of the quarter in respect of which the said payment is made; provided that if on any trading day the common shares of the Corporation have not traded on such stock exchange or trading market, then the simple average of the closing bid and ask prices shall be used in lieu of the close price in respect of that day.

The parties hereto acknowledge and agree that the issuance of any Incentive Shares shall be conditional upon the Corporation receiving requisite approval of the shareholders of the Corporation pursuant to Ontario Securities Commission Rules 45-503 provided that in the event that the Corporation in unable or unwilling to issue the Incentive Shares in respect of a quarter due to requisite shareholder approval not having been obtained prior to the end of the said quarter then the Corporation shall pay to Mast the cash fee provided for in sub-section 6(ii) above.

7.      Extension of Contract
        ---------------------

        If the Corporation wishes to extend this contract past March 9, 2000, the Board shall notify Mast accordingly by December 31, 1999, whereupon, if Mast desires to extend this contract, the parties shall negotiate the terms of the extension of this contract.

8.      Confidential Information
        ------------------------

        Mast and Patterson acknowledges that in the course of Mast and Patterson
carrying  out,   performing  and  fulfilling  their   responsibilities   to  the
Corporation Mast and Patterson will


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have access to and will be  entrusted  with  detailed  confidential  information
including  without   limitation   financial   information,   shareholder  lists,
agreements, correspondence and documentation to, from, and regarding financiers and prospective financiers, auditors, legal counsel and professional advisors,
joint  venture  partners  and  prospective  joint  venture   partners,   of  the
Corporation and its subsidiaries, brokers, vendors of properties of any kind, and patents and trade secrets, marketing and business plans and price lists concerning the business of the Corporation and the present and contemplated products, techniques and other services evolved or used by the Corporation (the
"Confidential   Information")  and  that  any  disclosure  of  the  Confidential
Information to the competitors of the Corporation or the general public would be highly detrimental to the best interests of these parties. Mast and Patterson acknowledge and agree that the right to maintain the confidentiality of the Confidential Information and the right to preserve the goodwill of the Corporation constitute proprietary rights which the Corporation is entitled to protect. Accordingly, Mast and Patterson covenant and agree with the Corporation that, save with the consent of the Corporation they will not, during the term of this retainer by the Corporation or for a period of ten years after the termination of this agreement, disclose any of the Confidential Information to any person outside of the Corporation nor shall they use the same for any purpose other than for the purposes of the Corporation provided that Mast and Patterson shall not be liable for disclosure of the Confidential Information upon the occurrence of one or more of the following events:

        i. the Confidential Information becoming generally known to the public other than through a breach of this agreement;

        ii. the Confidential Information being lawfully obtained by Mast or Patterson from a third party or parties without breach of this agreement by Mast or Patterson, as shown by documentation sufficient to establish the third party as a source of the Confidential Information; and

        iii. Mast and Patterson being required to make disclosure of the Confidential Information by operation of law.

Mast and Patterson shall deliver to the Corporation, upon termination of its retainer hereunder, or upon request, all documents, financial statements and information, memoranda, notes, reports, records, reports, manuals, price lists, correspondence, shareholder lists, customer lists, order forms, drawings and other documents (and all copies thereof, whether in hard copy or in machine readable form) relating to the business of the Corporation and all assets and properties of the Corporation referenced therein, which they may then possess or have under its control. Mast and Patterson agree that all restrictions contained in this clause are reasonable and valid in the circumstances and all defenses to the strict enforcement thereof by the Corporation are hereby waived by Mast and Patterson.

9.      Non-Solicitation
        ----------------

        Mast and Patterson agree that following the execution of this agreement with the Corporation, they will not, directly or indirectly, during the term of this agreement, any


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extension  of the term of this  agreement  and at any time  during the period of three (3) years from the date of termination without the prior written consent of the Corporation solicit or attempt to solicit away from the Corporation any
existing  or  prospective   shareholders,   investors,   suppliers,   employees,
customers, clients, investors, joint venture partners or vendors of properties of any kind, or acquisition or merger candidates of the Corporation.

10.     Validity of Covenants
        ---------------------

        If any covenant or provision herein is determined to be void or unenforceable in whole or in part, it shall not be deemed to affect or impair the validity of any other covenant or provision and the covenants and provisions herein are hereby declared to be separate and distinct. Mast and Patterson hereby agree that all restrictions in this agreement are reasonable and valid and all defenses to the strict enforcement thereof by the Corporation are hereby waived by Mast and Patterson.

11.     Injunctive Relief
        -----------------

        Mast and Patterson further agree that the remedy at law for any breach by Mast and Patterson of the confidentiality, non-competition or non-solicitation provisions of this agreement will be inadequate and that the Corporation, on any application to a court, shall be entitled to temporary and permanent injunctive relief against Mast and Patterson without the necessity of proving actual damage to the Corporation. Mast and Patterson agree that the breach of the confidentiality, non-competition or non-solicitation clauses contained herein will result in irreparable damage to the Corporation which will not be compensable by law through an award of damages.

12.     Indemnity
        ---------

        The Corporation agrees to indemnify and hold Mast, Robert Patterson and each and every of the directors and officers of Mast (hereinafter, the "Personnel") harmless from and against any and all expenses, losses, claims, actions, damages or liabilities, whether joint or several (including the aggregate amount paid in reasonable settlement of any actions, suits, proceedings or claims), and the reasonable fees and expenses of its counsel that may be incurred in advising with respect to and/or defending any claim that may be made against Mast to which Mast and/or its Personnel may become subject or otherwise involved in any capacity under any statute or common-law or otherwise insofar as such expenses, losses, claims, damages, liabilities or actions arise out of or are based, directly, or indirectly, upon Mast fulfilling its obligations to the Corporation pursuant to this agreement, provided that: (a) Mast and/or the Personnel have acted honestly and in good faith with a view to the best interests of the Corporation and they have not acted negligently; and
(b) in the case of a criminal or a administrative action or proceeding that is enforced by a monetary penalty, Mast and/or the Personnel had reasonable grounds for believing that its/his/their conduct was lawful.


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13.     Notice
        ------

        Any notice in writing required to or permitted to be given to Mast and Patterson hereunder shall be sufficiently given if delivered to Mast and Patterson, respectively, personally or mailed by registered mail, postage prepaid, addressed to Mast as follows:

                           Mast Holding (Bermuda) Ltd.
                          Reid House, 31 Church Street
                             Hamilton, Bermuda HM 12

                         Attention: Ms. Margaret Barnes
                         ------------------------------

                                     - and -

                                Robert Patterson
                                        *

        Any notice in writing required or permitted to be given to the Corporation hereunder may be given in the same fashion to the Corporation, as follows:

                           MicroMem Technologies Inc.
                          3205 Richard's Lane, Suite B
                              Santa Fe, New Mexico
                                      87505

                                     and to

                           MicroMem Technologies Inc.
                           150 York Street, Suite 1206
                                Toronto, Ontario
                                     M5H-3S5

        Any such notice which is mailed shall be deemed to have been received by Mast, Patterson or the Corporation, as the case may be, on the seventh day following the date of mailing. Any such notice which is delivered personally or by courier shall be deemed to have been received by Mast, Patterson or the Corporation, as the case may be, on the same day that it is actually received at the premises of the addressee as described above. Any address for the giving of notices hereunder may be changed by notice in writing.

14.     Governing Law
        -------------

        The provisions of this agreement shall be governed by and interpreted in accordance with the laws of the Province of Ontario.


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15.     Successors and Assigns
        ----------------------

        The provisions hereof, where the context permits, shall enure to the benefit of and be binding upon the successors and permitted assigns of the Corporation, Patterson and Mast, respectively, provided that the obligations any of the parties hereto may not be assigned without the express prior written consent of the other parties hereto.

16.     Entire Agreement; Amendment; Headings
        -------------------------------------

        This agreement constitutes the entire understanding between the parties with reference to the subject matter hereof and shall not be changed or modified except by written instrument signed by each party. The headings used in this agreement are solely for convenience and are not to be used in construing or interpreting this agreement.

17.     Independent Advice
        ------------------

        Mast and Patterson hereby acknowledge that they have been given the opportunity to obtain and they have obtained independent legal advice concerning the advisability of entering into this agreement prior to executing this agreement.

18.     Arbitration
        -----------

        (a) Should there be a breach of any covenant, representation and warranty contained in this agreement at any time after the date of execution of this agreement by a party hereto (the "Party in Breach"), then the other party (the "Notifying Party")shall send written notice of such breach (the "Notice") to the Party in Breach at the address set forth below. The Party in Breach shall be entitled to 30 days from the date of the Notice to rectify or cure the breach which is the subject of the Notice. In the event that the breach has not been rectified or cured within 30 days of the date of the Notice, then any continuing dispute shall be referred for arbitration to a single arbitrator to be appointed by the parties.

        (b) Any party may refer any such matter to arbitration by written notice to the other ("Arbitration Notice") and, within ten days after receipt of the Arbitration Notice, the parties will agree on the appointment of an arbitrator, who shall be capable of commencing arbitration within 21 days of his appointment. No person will be appointed as an arbitrator unless such person agrees in writing to act.

        (c) If the parties cannot agree on a single arbitrator as provided in clause (b), or if the person appointed is unwilling or unable to act, any party may request the court to appoint a single arbitrator in accordance with the Arbitrations Act of the Province of Ontario.


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        IN WITNESS  WHEREOF  this  agreement  has been  executed  by the parties hereto on the ____ day of March, 1999.

SIGNED, SEALED AND DELIVERED                )
                                            )
                                            )
------------------------------              )      -----------------------------
WITNESS                                     )      ROBERT J. PATTERSON
                                            )
                                            )
                                            )      MAST HOLDING (BERMUDA) LTD.
                                            )
                                            )
                                            )
                                            )      Per:
                                            )      Name:
                                            )      Title:
                                            )
                                            )
                                            )
                                            )      MICROMEM TECHNOLOGIES INC.
                                            )
                                            )
                                            )
                                            )      Per:
                                            )      Name:
                                            )      Title:
                                            )
                                            )
                                            )
                                            )      Per:
                                            )      Name:
                                            )      Title:
                                            )
                                            )
                                            )
                                            )      Per:
                                            )      Name:
                                            )      Title:


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